Exhibit 3.1(a)

ARTICLES OF AMENDMENT

TO ARTICLES OF INCORPORATION

OF

HERITAGE FINANCIAL CORPORATION

Heritage Financial Corporation, a corporation organized and existing under the laws of the State of Washington (the “Corporation”), in accordance with the provisions of Chapter 23B.10 and Section 23B.06.020 of the Revised Code of Washington thereof, does hereby certify and submit for filing these Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is Heritage Financial Corporation.

SECOND: The amendment revised the first sentence of Article IV, Section 4.1 of the Corporation’s Articles of Incorporation to read as follows:

ARTICLE 4, Shares Authorized, Section 4.1. The aggregate number of shares which the corporation shall have authority to issue is 50,000,000 common shares with no par value (hereinafter referred to as “the common stock”), and 2,500,000 preferred shares with no par value (hereinafter referred to as “the preferred stock”).

THIRD: These Articles of Amendment to the Article of Incorporation do not provide for an exchange, reclassification or cancellation of any issued shares.

FOURTH: The amendment was adopted on May 5, 2010.

FIFTH: The amendment was duly approved by the shareholders of the Corporation in accordance with the provisions of Sections 23B.10.030 and 23B.10.040 of the Revised Code of Washington.

SIGNATURES

Heritage Financial Corporation has caused these Articles of Amendment to be signed by Brian L. Vance, its President and Chief Executive Officer, this 6th day of May, 2010.

HERITAGE FINANCIAL CORPORATION

By:	/s/ BRIAN L. VANCE
Brian L. Vance
President and Chief Executive Officer